EXHIBIT 99.1

FOR IMMEDIATE RELEASE

ZAP Jonway Announces its First Quarter 2011 Consolidated Results Following Completion of the Acquisition of 51% of Jonway Automobile

SANTA ROSA, Calif. (May 24, 2011) -- ZAP Jonway (OTCBB:ZAAP.ob) recently filed its Form 10-Q for the quarterly period ended March 31, 2011, which included consolidated financial results for the first time taking into account ZAP’s acquisition of 51% of the equity shares of Zhejiang Jonway Automobile Co. Ltd., or Jonway Automobile, located in Sanmen, Zhejiang, China, in January 2011. We refer to this transaction as the Jonway Acquisition. The Jonway Acquisition was the result of a yearlong effort by both parties. Jonway Automobile is an ISO 9000 production-ready automobile manufacturer in China with facilities that were installed in 2009. Through the Jonway Acquisition, ZAP has been able to gain access to a cost-competitive production team in China with manufacturing expertise and access to China’s growing electric vehicle, or EV, market. This complementary relationship is further enhanced by ZAP’s EV technology and expertise, which adds to Jonway Automobile’s existing traditional vehicle sales business and broadens its global sales footprint.

In the quarter ended March 31, 2011, consolidated net sales were US$11.7 million and consolidated net loss was US$9.9 million for the same period. By comparison, in the quarter ended March 31, 2010, net sales were US$848,000 and net loss was US$3.24 million for the same period. The increase in net sales and net loss in the quarter ended March 31, 2011 was primarily related to the Jonway Acquisition which was completed in January 2011 and the inclusion of results of operations of Jonway attributed to ZAP following the closing of the transaction.

In the quarter ended March 31, 2011, consolidated net loss included approximately US$6 million in losses attributed to ZAP, of which more than half were non-cash and a significant portion of the non-cash losses were related to the Jonway Acquisition. In addition, consolidated net loss included US$3.3 million in losses due to a one-time charge of various acquisition price adjustments. Of the non-cash losses from ZAP, approximately US$1.5 million were expenses related to stock-based compensation, amortization of distribution rights and management fees related to the Jonway Acquisition, and a non-cash charge of US$1.8 million for interest expenses related to the discounted price of the US$19 million convertible note issued by ZAP in connection with funding used to complete the Jonway Acquisition. Non-recurring expenses for the quarter included a one-time cash payment of US$650,000 in legal and audit fees in connection with the Jonway Acquisition.

The Jonway Acquisition was completed on January 21, 2011. If ZAP had completed the Jonway Acquisition on January 1, 2011, the combined net sales of ZAP and Jonway Automobile would have been US$19.5 million in the quarter ended March 31, 2011. This supplemental information is not necessarily indicative of the results of operations that actually would have been achieved had we actually acquired Jonway at the beginning of 2011 nor is it intended to be indicative of future results.

ZAP Jonway intends to focus on China’s growing EV market. ZAP intends to narrow its EV product line in the United States to a small number of strategic automobiles, and ZAP intends to streamline its corporate resources to accelerate production in China to address the EV market opportunity in China. ZAP Jonway also intends to take advantage of subsidies currently available from the central and local governments in China, including from 60,000 RMB (US$9000) to 100,000 RMB (US$15,000) in manufacturers rebates for each fully electric vehicle sold in China. In addition, ZAP Jonway intends to continue capital investment on molds for new electric vehicle products and to continue to incur expenditures on R&D engineering for type approval and certification. Further, Jonway Automobile is expected to establish additional credit lines with Chinese banks to finance working capital requirements and increase its manufacturing capability to accommodate the new EV manufacturing line and new traditional vehicle models anticipated to be introduced at the end of 2012.

In addition, ZAP Jonway plans to deliver early pre-production models of the A380EV to the Shanghai Yangpu government for its Green City Project in the second quarter of 2011. The full production of the A380EV is expected in the latter part of the fourth quarter of 2011. ZAP Jonway anticipates that the Alias model will follow in early 2012.

The Company will host a webcast of the earnings release on
Date	Wednesday, May 25, 2011
Time	1:30 pm Pacific Daylight Time / 4:30 pm Eastern Time
Link	http://phx.corporate-ir.net/playerlink.zhtml?c=92158&s=wm&e=4104490
Note: Make sure to use the complete link in your web browser.

Thomson Reuters will webcast this call that can be accessed at ZAP’s website at http://www.zapworld.com/Investors by clicking on the conference call link on the top right of the page. It may be necessary for first time visitors to go to the site prior to the scheduled call to download and install any necessary audio software.

A selected subset of questions submitted in advance via email to investor@zapworld.com prior to 4:00 PM PDT, Tuesday May 24th, 2011 will be addressed during the call.

ZAP Jonway news and information is available at http://www.zapworld.com.

This press release contains forward-looking statements. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of ZAP's products, increased levels of competition, new products and technological changes, ZAP's dependence upon third-party suppliers, intellectual property rights and other risks detailed from time to time in ZAP's periodic reports filed with the Securities and Exchange Commission.

ZAP AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands; except per share data)
(Unaudited)

	For the Three Months Ended
	March 31,
	2011	2010

Net sales	$11,708	$848
Cost of goods sold	(10,648)	(732)

Gross profit	1,060	116

Operating expenses:
Sales and marketing (non cash of $629 in 2011 and $961 in 2010, respectively)	1,914	227
General and administrative (non-cash of $3,871 in 2011 and $850 in 2010, respectively)	6,159	2,226
Research and development	769	376

Total operating expenses	8,842	2,829

Loss from operations	(7,782)	(2,713)

Other income (expense):
Interest expense, net	(1,850)	(486)
Loss from equity interest from joint venture	(73)	(45)
Gain (loss) on financial instruments	(358)	392
Other income	143	—

Total other expense	(2,138)	(139)

Loss before income taxes	(9,920)	(2,852)
Provision for income taxes	21	(4)

Consolidated net loss	$(9,899)	$(2,856)
Less: net loss attributable to non controlling interest	(1,900)	—
Net loss attributable to ZAP	$(7,999)	$(2,856)

Net loss per share attributable to ZAP common shareholders:
Basic and diluted	$(0.04)	$(0.03)
Weighted average number of common shares outstanding:
Basic and diluted	209,273	104,525

Contact:

ZAP Jonway USA
Alex Campbell,
+1-707-525-8658 ext. 241
acampbell@zapworld.com